Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Alice Giedraitis Office: (480) 840-8137 Email: agiedraitis@taylormorrison.com

Former U.S. Senator Jeff Flake Joins Taylor Morrison Board of Directors

Flake elected as independent director of Ariz.-based national homebuilder and developer

SCOTTSDALE, Ariz. – Feb. 4, 2019 – Taylor Morrison Home Corporation (NYSE: TMHC) today announced that former United States Senator Jeff Flake has joined the company’s board of directors. Senator Flake, 56, most recently served as a U.S. Senator representing Arizona from 2013 to 2019, and prior to that, as a member of the U.S. House of Representatives from 2001 to 2013.

“We are delighted to welcome Senator Flake to Taylor Morrison’s board of directors,” said Taylor Morrison Chairman and CEO Sheryl Palmer. “His proven leadership ability and unique public policy experience will be a tremendous asset to our company as we navigate an increasingly complex regulatory and business environment.”

Flake joins seven other members of the board of directors and will serve on the Nominating and Governance Committee as an independent director.

“I’m excited to join the board of this top Arizona-based company,” said Senator Flake. “Taylor Morrison has an unrivaled reputation for quality and trust in the communities that it builds across the country. I look forward to joining this very talented group of directors and supporting the company in its focus on strategic growth and enhancing the customer experience.”

During his time in the U.S. Senate, Senator Flake served on the Committees on Energy and Natural Resources, Foreign Relations and Judiciary. As a member of the House of Representatives, he served on the Appropriations, Natural Resources, Judiciary and Foreign Relations Committees. Senator Flake is a New York Times best-selling author and a frequent commentator on public policy.

Senator Flake serves as a contributor to CBS News, where he also partners with the network on a series called “Common Ground.” In the fall of 2019, he will be a Resident Fellow at the Kennedy School of Government at Harvard University. Senator Flake holds a bachelor’s degree in international relations and a master’s degree in political science from Brigham Young University.

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About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as America’s Most Trusted® Home Builder by Lifestory Research from 2016 to 2019. Based in Scottsdale, Ariz., the company operates under two well-established brands, Taylor Morrison and Darling Homes. Taylor Morrison serves a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55-plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and distinctive detail while delivering on the Taylor Morrison standard of excellence. For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

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